Consolidated Graphics, Inc.
To Our Shareholders:

      On December 15, 1999, the Board of Directors of Consolidated Graphics, Inc. (the "Company"), adopted a shareholder rights plan. As part of that plan, declared a dividend to shareholders of record at the close of business on December 28, 1999, of one Right to Purchase Series A Junior Participating Preferred Stock, par value $1.00 per share ("Preferred Stock"), on each outstanding share of the Company's common stock. Attached is a Summary of Rights explaining the terms of the Rights and the circumstances under which they may be exercised.

      The Rights contain provisions to protect shareholders upon the occurrence of an unsolicited attempt to acquire the Company, including a gradual accumulation of shares in the open market, a partial or two-tier tender offer that does not treat all shareholders equally, and other potentially abusive takeover tactics. The Board believes such tactics are not in the best interests of shareholders because they unfairly pressure shareholders, force them out of their investment without giving them any real choice, and deprive them of the full value of their shares.

      While the Board is not aware that any effort has been initiated to acquire control of the Company, it believes that in the current environment the Rights represent a sound and reasonable means of safeguarding your interests as shareholders. The Board considers the Rights to be the best available means of protecting both your right to retain your equity investment in the Company and the full value of that investment, without forestalling a fair offer to acquire the Company. A significant number of other companies have issued rights similar to those that the Board has approved.

      The distribution of these Rights is not intended to prevent a takeover of the Company on terms beneficial to the Company's shareholders and, in fact, will not do so. It may, however, deter an attempt to acquire the Company in a manner or on terms that the Board determines not to be in the best interests of its shareholders. The Rights are designed to deal with the very serious problems stemming from the use by an acquiror of abusive or unfair practices that deprive the Company's Board and its shareholders of any real opportunity to determine the destiny of the Company.

      Initially, the Rights will not be exercisable, certificates will not be sent to you, and the Rights will automatically trade with the Company's common stock. Ten business days, however after a person or group acquires 15% or more of the Company's common stock or announces an offer that, if consummated, would result in such person or group owning 15% or more of the Company's common stock (even if no purchases actually occur), the Rights will become exercisable and separate certificates representing the Rights will be distributed. At no time will the Rights have any voting power. The rights will expire on December 15, 2009, unless earlier redeemed or exercised.

      When the Rights first become exercisable, a holder of Rights, except a person or group that has acquired 15% or more of the Company's common stock, will be entitled, for each Right held, to buy from the Company 1/100th of a share of the Preferred Stock for $160.00. If a person acquires

15% or more of the Company's common stock without the approval of the Board of Directors, then the Rights will detach from the common stock and the holders of the Rights (other than the acquiror) may purchase at the exercise price during a specified period, common stock of the Company having twice the then market value of the exercise price. If the Company is involved in a merger or other business combination at any time after the Rights become exercisable, the Rights will entitle a holder to buy, at the exercise price of each Right, a number of shares of common stock of the acquiring company having a market value of twice the exercise price of each Right. For example, if at the time of the business combination the acquiring company's stock is valued at $20 per share, a holder of Rights would be entitled, with respect to each Right held, to receive 16 shares of the acquiring company's common stock by paying $160.00, an amount equal to half the market value of those shares.

      If any person or group acquires 15% or more of the Company's outstanding common stock, the Rights will entitle a holder (other than such person or any member of such group) to buy a 1/100th of a share of the Preferred Stock.

      The Company may redeem the Rights at $.01 per Right before the close of business on the tenth business day after a public announcement that any person or group has acquired 15% or more of the Company's common stock (with certain exceptions). The Board may also, in its discretion, extend the period for redemption. Thus, the Rights are not intended to interfere with a negotiated merger or other business combination approved by the Board. Issuance of the Rights does not in any way weaken the financial strength of the Company or interfere with its business plans. The issuance of the Rights has no present dilutive effect, will not affect reported results per share, is not taxable to the Company or to you under current federal income tax law, and will not change the way in which you can presently trade the Company's common stock. If the Rights become exercisable, shareholders, depending on then existing circumstances, may recognize taxable income.

      The Board was aware when it acted that some people have advanced arguments that securities of the sort being issued by the Company deter legitimate acquisition proposals. The Board carefully considered those views and concluded that the arguments are speculative and unconvincing and certainly do not justify leaving shareholders with less effective protection against unfair treatment by an acquiror who, after all, would be seeking its advantage and not that of the Company's shareholders. The Board believes that these Rights represent a sound, reasonable and appropriate means of addressing the complex issues of corporate policy created by an environment with the potential for takeovers.

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
      In declaring this dividend of Rights, we are expressing our confidence in the Company's future and we believe that we have increased your ability to participate in that future.

                                    Sincerely,


                                    ______________________________________
                                    Joe R. Davis,
                                    Chairman of the Board and
                                    Chief Executive Officer

      UNDER CERTAIN CIRCUMSTANCES AS PROVIDED IN THE RIGHTS AGREEMENT (DEFINED BELOW), RIGHTS ISSUED TO OR BENEFICIALLY OWNED BY ACQUIRING PERSONS OR THEIR AFFILIATES OR ASSOCIATES (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT) OR ANY SUBSEQUENT HOLDER OF SUCH RIGHTS SHALL BE NULL AND VOID AND MAY NOT BE TRANSFERRED TO ANY PERSON.

                           CONSOLIDATED GRAPHICS, INC.

                       SUMMARY OF RIGHTS TO PURCHASE STOCK

      On December 15, 1999, the Board of Directors of Consolidated Graphics, Inc. (the "Company") declared a dividend on each outstanding share of common stock, $.01 par value per share (the "Common Stock") of one right to purchase (individually a "Right" and collectively the "Rights") Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Preferred Stock"). The dividend is payable as of December 28, 1999 (the "Record Date"), to shareholders of record on that date. Each Right will, upon the occurrence of events, described below, that make it exercisable, entitle the registered holder to purchase from the Company one one-hundredth of one share of the Preferred Stock at a price of $160.00 (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (as amended from time to time, the "Rights Agreement") between the Company and American Stock Transfer & Trust Company as the rights agent (the "Rights Agent").

      Initially, the Rights will be represented by all certificates representing outstanding shares of Common Stock, and no separate certificates for the Rights will be distributed.

      The Rights will separate from the Common Stock on the Distribution Date, which is defined in the Rights Agreement as the earlier of (i) the tenth business day following the date of a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the Company's Common Stock (the date of the announcement of such acquisition being the "Share Acquisition Date") or (ii) the tenth business day (or such later date as may be determined by the Board of Directors before the Distribution Date occurs) after the commencement of public announcement of a tender or exchange offer that would, if consummated, result in a person or group becoming an Acquiring Person, whether any purchases actually occur pursuant to such offer or not. The definition of Acquiring Person under the Rights Agreement excludes (A) the Company, (B) any subsidiary of the Company, (C) any employee benefit plan or employee stock plan of the Company or of any subsidiary of the Company or any person organized, appointed, established or holding Common Stock for or pursuant to the terms of any such plan, or (D) any person whose ownership of 15% or more of the Common Stock of the Company then outstanding results solely from (i) any action or transaction approved by the Board of Directors before such person acquires such 15% beneficial ownership or (ii) a reduction in the number of issued and outstanding shares of Common Stock pursuant to a transaction or transactions approved by the Board of Directors. Any person excluded from becoming an Acquiring Person by reason of clause (i) or (ii) above will nevertheless become an Acquiring Person if it acquires any additional shares of Common Stock, unless such acquisition of additional shares of Common Stock occurs by reason of a transaction falling within the scope of such clause (i) or (ii).

      The Rights Agreement provides that, until the Distribution Date, the Rights will be represented by and transferred with, and only with, the shares of Common Stock. Until the Distribution Date or earlier redemption, exchange, expiration or termination of the Rights, new certificates representing shares of Common Stock issued after the Record Date will contain a legend incorporating the Rights Agreement by reference and the surrender for transfer of any certificates representing shares of Common Stock outstanding as of the Record Date, with or without a copy of this Summary of Rights, will constitute the transfer of the Rights associated with the shares of Common Stock represented by such certificate. The Rights will separate from the Common Stock upon the occurrence of the Distribution Date, and as soon as practicable following the Distribution Date, separate certificates evidencing the Rights will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date. From and after the Distribution Date, such separate certificates alone will evidence the Rights.

      The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on December 15, 2009 unless earlier redeemed or exchanged by the Company or unless they are terminated, in each case as described below.

      The Purchase Price payable and the number of shares of Preferred Stock or other securities, including without limitation Common Stock, or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) upon the grant to holders of shares of the Preferred Stock of certain rights or warrants to subscribe for or purchase Preferred Stock or securities convertible into Preferred Stock at less than the Current Market Price (as such term is defined in the Rights Agreement) or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends) or of subscription rights or warrants (other than those referred to above).

      The number of outstanding Rights is also subject to certain adjustments from time to time in the event of, among other things, a stock split of the Common Stock or a stock dividend on the Common Stock payable in shares of Common Stock, or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, before the Distribution Date.

      Shares of Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1.00 per share but will also be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Preferred Stock will be entitled to a minimum preferential liquidation payment of $100.00 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock. Each share of Preferred Stock will have 100 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are converted or exchanged, each share of Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

      Because of the nature of the Preferred Stock's dividend, liquidation and voting rights, the value of the one one-hundredth interest in a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

      If a person becomes an Acquiring Person (a "Flip-In Event") in a manner other than pursuant to a tender or exchange offer for all outstanding shares of Common Stock at a price and on terms that a majority of Continuing Directors (as such term is defined in the Rights Agreement) determines to be fair to and in the best interests of the Company and its shareholders (a "Permitted Offer"), each holder of a Right who is not an Acquiring Person or related thereto as specified in the Rights Agreement will, if the Rights are not earlier redeemed, thereafter have the right to receive, upon exercise of such Right and payment of the Purchase Price, one one-hundredths of a share of Preferred Stock (or, in certain circumstances, Common Stock, cash, property or other securities).

      If, at any time on or after a Share Acquisition Date (i) the Company is acquired in a merger or other business combination transaction (in which any shares of Common Stock are changed into or exchanged for other securities or assets) other than certain mergers that follow a Permitted Offer or (ii) 50% or more of the assets or earning power of the Company and its subsidiaries (taken as a whole) is sold or transferred in one or a series of related transactions (each of the events described in (i) and (ii) above being a "Flip-Over Event"), each holder of a Right (except Rights that have previously been voided) will thereafter have the right to receive, upon exercise of such Right and payment of the Purchase Price, that number of shares of common stock of the acquiring company having a market value at the time of such transaction equal to two times the Purchase Price.

      Fractions of shares of Preferred Stock (other than integral multiples of one one-hundredth of a share) which would otherwise be issued upon exercise or redemption of the Rights may, at the election of the Company, be evidenced by depositary receipts. The Rights Agreement also provides that the Company may pay cash in lieu of fractional shares.

      At any time on or before the close of business on the tenth business day following a Share Acquisition Date (or such later date as may be authorized by the Board of Directors and a majority of the Continuing Directors), the Company may redeem the Rights in whole, but not in part, at a price of $.0l per Right (the "Redemption Price"), payable at the election of the Company in cash or shares of Common Stock. The Rights may be redeemed after the time that any Person has become an Acquiring Person only if approved by a majority of the Continuing Directors. Immediately upon the action of the Board of Directors of the Company authorizing redemption of the Rights and without any further action or notice, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

      After the occurrence of a Flip-In Event and before a person becomes the beneficial owner of 50% or more of the Common Stock then outstanding, the Company may, if authorized by the Board of Directors, such authorization having been approved by a majority of the Continuing Directors, exchange the Rights (other than Rights owned by an Acquiring Person or an affiliate or an associate of an Acquiring Person, which will have become void), in whole or in part, at an exchange ratio per Right of one share of Common Stock, and/or other equity securities deemed to have the same value as one share of Common Stock, subject to adjustment.

      During any such time as the Rights are redeemable, the Company may amend the Rights in any manner, including without limitation an amendment to extend the time period during which the Rights may be redeemed, except that the Company may not, during such time, amend the Rights to decrease the Redemption Price or move forward the expiration date of the Rights. During any such time as the Rights are not redeemable, the Company may amend the Rights Agreement (a) to cure any ambiguity, defect, or inconsistency, (b) to make changes that do not materially adversely affect the interests of holders of the Rights (excluding the interests of any Acquiring Person), or (c) to shorten or lengthen any time period under the Rights Agreement, except that the Company may not amend the Rights Agreement to lengthen the time period governing redemption during any such time as the rights are not redeemable. Amendments to the Rights Agreement from and after the time that any person or other entity becomes an Acquiring Person require that at least two Continuing Directors be then in office and a majority of the Continuing Directors approve such amendment.

      Until a Right is exercised, the holder thereof, as such, will not have any rights as a shareholder of the Company, including without limitation the right to vote or to receive dividends.

      A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A dated December 22, 1999. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated in this summary description herein by reference.


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